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                                                                      EXHIBIT 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
  EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                 REORGANIZED
                                                  COMPANY                    PREDECESSOR COMPANY
                                                  -------     --------------------------------------------------------------
                                                 SIX MONTHS    SIX MONTHS
                                                   ENDED         ENDED                 YEAR ENDED JUNE 30,
                                                  JUNE 30,    DECEMBER 31,   -----------------------------------------------
                                                    2004          2003         2003          2002         2001        2000
                                                    ----          ----         ----          ----         ----        ----
Consolidated pretax income (loss)
         from  operations                           $1,006     $(13,235)     $(27,627)     $(29,355)     $   887     $ 2,588
Interest expense                                     6,852        7,459        11,608        12,121       13,839      14,314
Interest portion of rent expense                       321          369           818           819          737         593
                                                    ------     --------      --------      --------      -------     -------

             EARNINGS (LOSS)                        $8,179     $ (5,407)     $(15,201)     $(16,415)     $15,463     $17,495
                                                    ======     ========      ========      ========      =======     =======

Interest expense                                    $6,852     $  7,459      $ 11,608      $ 12,121      $13,839     $14,314
Interest capitalized                                     8           37           370           900          619         458
Interest portion of rent expense                       321          369           818           819          737         593
Preferred shares accretion                               -            -         2,098         2,736        2,555       1,796
Additional preferred share accretion from
         cumulative effect of accounting change
         for beneficial conversion option                -            -             -             -        5,329           -
                                                    ------     --------      --------      --------      -------     -------

             FIXED CHARGES                          $7,181     $  7,865      $ 14,894      $ 16,576      $23,079     $17,161
                                                    ======     ========      ========      ========      =======     =======

RATIO OF EARNINGS TO FIXED CHARGES                     1.1            -             -             -          0.7         1.0
                                                    ======     ========      ========      ========      =======     =======

The Company adopted Emerging Issues Task Force ("EITF") Issue 00-27, "Application of EITF 98-5, `Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,' to Certain Convertible Instruments" in the quarter ended December 31, 2000. EITF Issue 00-27 requires that a convertible instrument's beneficial conversion feature be measured using an effective conversion price. As a result, the value assigned to the redeemable preferred stock was adjusted by $5,329 for the discount related to the beneficial conversion option. This additional discount was immediately accreted to paid-in capital in a manner similar to a cumulative effect of an accounting change since the redeemable preferred stock was convertible at the time of issuance.

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost, whether expensed or capitalized, and that portion of rental expense that is representative of interest. Earnings were inadequate to cover fixed charge requirements by $13,272 for the six months ended December 31, 2003, $30,095 in fiscal 2003, $32,991 in fiscal 2002, and $7,616 in fiscal 2001.